SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2003

Interleukin Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23413	94-3123681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.) 94-3123681

135 Beaver Street, Waltham, MA  02452

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 398-0700

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

Amendment No. 1 to Stock Purchase Agreement.  On May 20, 2003, we entered into Amendment No. 1 to our Stock Purchase Agreement with Pyxis Innovations, Inc., the sole holder of our Series A Preferred Stock.  The terms of this Amendment require Pyxis to vote its shares in favor of amendments to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 50,000,0000 shares to 75,000,000 shares and to increase the number of authorized shares of our Preferred Stock from 5,000,0000 shares to 6,000,000 shares.  The Amendment also requires that so long as Pyxis or its affiliates own at least 2,000,000 shares of our Series A Preferred Stock we will not issue any additional shares of common or preferred stock without Pyxis’ prior written consent, except for shares issued:

•                  upon the exercise or conversion of any convertible securities, options or warrants outstanding as of March 5, 2003;

•                  to employees, directors or consultants pursuant to a stock option, stock purchase or stock bonus plan, agreement or arrangement approved by our Board of Directors prior to March 5, 2003;

•                  up to 500,000 shares in connection with equipment leasing arrangements, bank or other institutional loans or strategic research partnerships where the principal purpose is not equity financing;

•                  as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution; or

•                  in equity financing transactions approved by a majority of our Series A Directors.

Deadline for the Submission of Stockholder Proposals. To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2003, stockholder proposals must be received no later than June 6, 2003.  All shareholder proposals should be marked for the attention of Secretary, Interleukin Genetics, Inc., 135 Beaver Street, Waltham, MA 02452.

Item 7.  Financial Statements and Exhibits.

(c)           Exhibits.

10.1                                                                           Amendment No.1, dated as of May 20, 2003, to Stock Purchase Agreement between Interleukin Genetics, Inc. and Pyxis Innovations Inc.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: May 29, 2003	/s/ Fenel M. Eloi
Fenel M. Eloi
Chief Operating Officer,
Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amendment No.1, dated as of May 20, 2003, to Stock Purchase Agreement between Interleukin Genetics, Inc. and Pyxis Innovations Inc.